Exhibit G

AUDITOR’S CONSENT

We hereby consent to the use in this Registration Statement under Schedule B of FMS Wertmanagement of our reports dated June 11, 2012 and May 9, 2011 relating to the financial statements of FMS Wertmanagement, which appear in such Registration Statement.

/s/ PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
PricewaterhouseCoopers
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

München, Germany
October 24, 2012